Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:
Karen VanDerBosch	Lippert / Heilshorn & Associates
Chief Operating Officer and Chief Financial Officer	Mary Magnani / Cathy Mattison
MakeMusic, Inc.	(415) 433-3777
(952) 906-3690	mmagnani@lhai.com
kvanderbosch@makemusic.com

MAKEMUSIC, INC. REPORTS SECOND QUARTER 2011 RESULTS

SmartMusic subscriptions grow 21% over June 2010

Minneapolis – August 3, 2011 – MakeMusic, Inc. (NASDAQ: MMUS) announced financial results for the three months and six months ended June 30, 2011.

“While our results this quarter were impacted by the delay of the annual release of our notation product Finale®, we continued to gain traction with SmartMusic® as evidenced by the 21% growth in subscriptions we reported this quarter,” said Karen van Lith, MakeMusic CEO. “With the recent launch of SmartMusic 2012, which broadens our addressable market by providing enhanced functionality to serve vocal programs, and our expanded educational sales force, we are well positioned to continue to grow our SmartMusic subscriptions in the upcoming back-to-school season.”

Van Lith continued, “MakeMusic’s innovative technology enables the creation, learning and performance of music. Our employees’ passion and dedication to delivering unparalleled products sets us apart and makes us the leader in our industry. Looking forward, we will continue to evaluate opportunities to expand our distribution, improve marketing programs, and enhance the technology and platforms used to deliver our products to better monetize our established brands. Overall, I am very optimistic about our long-term prospects and am fully committed to unlocking the potential of MakeMusic.”

Financial Results for the Three Months Ended June 30, 2011, Compared to June 30, 2010

•	Net revenues were $3.3 million, compared to $3.8 million.

•	Notation revenue was $1.7 million, compared to $2.5 million. The decrease was related to the delay in the release of Finale 2012.

•	SmartMusic revenue was $1.6 million compared to $1.3 million.

•	Gross Profit was $2.8 million, or 84% of revenue, compared to $3.2 million, or 85% of revenue.

•	Operating expenses were $3.1 million compared to $3.3 million.

•	Net loss was $305,000, or $0.06 per share, compared to a net loss of $48,000, or $0.01 per share.

•	At June 30, 2011, cash and cash equivalents was $9.2 million.

Financial Results for the Six Months Ended June 30, 2011, Compared to June 30, 2010

•	Net revenues were $7.3 million, compared to $7.8 million.

•	Notation revenue was $4.0 million, compared to $5.0 million.

•	SmartMusic revenue was $3.3 million compared to $2.7 million.

•	Gross Profit was $6.2 million, or 85% of revenue, compared to $6.6 million, or 84% of revenue.

•	Operating expenses were $6.9 million compared to $6.9 million.

•	Net loss was $486,000, or $0.10 per share, compared to a net loss of $165,000, or $0.03 per share.

Second Quarter 2011 SmartMusic® Subscriptions Summary

The following table illustrates the net new SmartMusic subscription data for the quarter ended June 30, 2011:

	12/31/2010 Subscriptions	New Subscriptions	Renewed Subscriptions	Renewal Rate	Subscriptions Ended	6/30/2011 Subscriptions	Net New Subscriptions 6 months ended 6/30/2011
All subscribers	162,189	25,088	28,595	67%	42,577	173,295	11,106
Educators	12,360	1,483	4,258	82%	5,209	12,892	532

Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription.

•	Total SmartMusic® subscriptions increased to 173,295 as of June 30, 2011, a 21% increase over the June 30, 2010 subscription count of 143,095.

•	SmartMusic subscription and accessory revenue was $1.6 million for the quarter ended June 30, 2011; a 25% increase over $1.3 million for the quarter ended June 30, 2010.

•	Total SmartMusic revenue represented 50% of the company’s total revenue in the second quarter of 2011 compared to 35% during the second quarter of 2010.

•	Total SmartMusic educator accounts reached 9,633 as of June 30, 2011, a 6% increase over the 9,073 educator accounts in the prior year.

•

The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 1,458 as of June 30, 2011. This represented a 24% increase over the 1,172 Gradebook teachers reported as of June 30, 2010.

•	The number of SmartMusic site agreements increased 45% to 541 as of June 30, 2011, from 372 as of June 30, 2010.

•	The company released 119 new SmartMusic large ensemble band, jazz ensemble and orchestra titles with pre-authored assignments in the second quarter of 2011.

Conference Call Information

The company will hold a conference call to review operating results for the second quarter of 2011, today Wednesday, August 3, 2011 at 3:30 p.m. CDT. To access the call, participants should call 877-840-1316 and reference Conference ID Number 83055978. Two hours after the completion of the conference call, a digital recording will be available for replay by calling 855-859-2056 or 404-537-3406 through August 12, 2011.

Follow SmartMusic activities from our Community page, which offers access to the SmartMusic Blog, Forum and links to SmartMusic presence on Twitter, Facebook, YouTube and more.

About MakeMusic, Inc.

MakeMusic® , Inc. is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software, enabling composers, arrangers, musicians, teachers, students and publishers to create, edit, audition, print and publish musical scores. MakeMusic is also the creator of SmartMusic® interactive software that is transforming the way students practice. With SmartMusic, students and teachers have access to thousands of band, orchestra and vocal pieces allowing students to practice with background accompaniment and get immediate feedback on their performance. SmartMusic allows teachers to individualize instruction and document the progress of every student. Additional information about this Minnesota company can be found at www.makemusic.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectations regarding: (i) growth in SmartMusic subscription rates, and the impact of that growth on revenue; (ii) benefits and features of new products; and (iii) the intent to achieve long-term growth through expanding distribution and marketing programs, improving product technology, and monetizing established brands. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to: (i) the ability of our management team to successfully implement growth initiatives for SmartMusic; (ii) market acceptance of our products; (iii) the impact of changing technology on our product upgrades; (iv) delays in finalizing the development of Finale 2012; and (v) those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.

Tables to Follow

MakeMusic, Inc.

Condensed Balance Sheets

(In thousands of U.S. dollars, except share data)

	June 30, 2011 (Unaudited)	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$9,177	$11,532
Accounts receivable (net of allowance of $11 and $20 in 2011 and 2010, respectively)	1,197	1,238
Inventories	160	201
Deferred income taxes, net	2,786	2,786
Prepaid expenses and other current assets	423	252

Total current assets	13,743	16,009

Property and equipment, net	296	342
Capitalized software products, net	2,318	2,424
Goodwill	3,630	3,630
Long term deferred income taxes, net	367	214
Other non-current assets	1	2

Total assets	$20,355	$22,621

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$7	$25
Accounts payable	293	489
Accrued compensation	788	1,372
Other accrued expenses	286	307
Post contract support	150	150
Reserve for product returns	314	380
Current portion of deferred revenue	2,712	3,603

Total current liabilities	4,550	6,326

Capital lease obligations, net of current portion	0	4
Deferred revenue, net of current portion	111	96

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 10,000,000
Issued and outstanding shares – 4,861,644 and 4,895,983 in 2011 and 2010, respectively	49	49
Additional paid-in capital	66,617	66,632
Accumulated deficit	(50,972)	(50,486)

Total shareholders’ equity	15,694	16,195

Total liabilities and shareholders’ equity	$20,355	$22,621

MakeMusic, Inc.

Condensed Statements of Operations

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	3 Months Ended June 30,		6 Months Ended June 30,
	2011	2010	2011	2010
Notation revenue	$1,672	$2,462	$4,006	$5,030
SmartMusic revenue	1,641	1,315	3,301	2,747

NET REVENUE	3,313	3,777	7,307	7,777
COST OF REVENUES	534	571	1,128	1,222

GROSS PROFIT	2,779	3,206	6,179	6,555
	84%	85%	85%	84%

OPERATING EXPENSES:
Development expenses	1,085	1,402	2,300	2,724
Selling and marketing expenses	1,015	1,035	2,248	2,234
General and administrative expenses	989	877	2,097	1,916
Patent litigation expense	0	0	225	0

Total operating expenses	3,089	3,314	6,870	6,874

LOSS FROM OPERATIONS	(310)	(108)	(691)	(319)

Other, net	25	13	52	40

Net loss before income tax	(285)	(95)	(639)	(279)
Income tax expense (benefit)	20	(47)	(153)	(114)

Net loss	($305)	($48)	($486)	($165)

Loss per common share:
Basic and diluted	($0.06)	($0.01)	($0.10)	($0.03)

Weighted average common shares outstanding:
Basic and diluted	4,859,563	4,818,295	4,872,518	4,793,334

MakeMusic, Inc.

Condensed Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	6 Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net loss	$(486)	$(165)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	548	508
Deferred income taxes, net	(153)	(148)
Share based compensation	247	270
Net changes in operating assets and liabilities:
Accounts receivable	41	88
Inventories	41	104
Prepaid expenses and other current assets	(171)	(49)
Accounts payable	(196)	(410)
Accrued expenses and product returns	(652)	(209)
Deferred revenue	(876)	(722)

Net cash used in operating activities	(1,657)	(733)

Cash flows from investing activities
Purchases of property and equipment	(96)	(72)
Capitalized development and other intangibles	(299)	(224)

Net cash used in investing activities	(395)	(296)

Cash flows from financing activities
Proceeds from stock options exercised	28	102
Payments on redemption of stock options	(18)	0
Repurchase of common stock	(291)	0
Principal payments on capital leases	(22)	(30)

Net cash (used in) provided by financing activities	(303)	72

Net decrease in cash and cash equivalents	(2,355)	(957)
Cash and cash equivalents, beginning of period	11,532	8,943

Cash and cash equivalents, end of period	$9,177	$7,986